DEALMAKER ORDER FORM

Customer: Legion	Contact Name: Ryan Bettencourt
Address: 4275 Executive Square, Suite 200La Jolla CAUSA	Phone: (619) 452-1542
Commencement Date: Mar 30, 2022	E-Mail:

By its signature below in the applicable section, Customer is hereby entering into an agreement between itself, on the one hand, and each of the following entities: (i) Novation Solutions, Inc. (O/A DealMaker) ("Company"). This agreement includes and incorporates the applicable portion of this Order Form, as well as the Terms of Services attached linked thereto and contains, among other things, warranty disclaimers, liability limitations and use limitations. Customer confirms that it understands the terms of the Order Form and the applicable Terms of Service and agrees to be bound by such. There shall be no force or effect to any different terms other than as described or referenced herein (including all terms included or incorporated by reference) except as entered into by a Company and Customer in writing. All fees are denominated in USD.

CUSTOMER	NOVATION SOLUTIONS, INC. (O/A DEALMAKER)
/s/ Ryan Bettencourt Authorized Representative	*/s/ Rebecca Kacaba* Authorized Representative
Customer hereby agrees to the terms set forth in the DealMaker Terms of Service linked here , and the Fees described on Schedule A hereto.	

Schedule "A"
DealMaker Plus Online Portal Hosted by "DealMaker.tech"

Platform Setup, Hosting, and Maintenance **$10,000 (due on signing)**

SETUP REDUCED TO $7,500 FOR LEGION IF EXECUTED PRIOR TO MARCH 31, 2022

Includes

- Setup of deal portal
- Configuration of purchase agreement for electronic submission
- Enablement and/or application to third party payment networks
- Assignment of Senior Account Manager for support resources, including up to two (2) trainings on system for each team user

Monthly Subscription Fee Per Portal **$2,000 (monthly)**

MONTHLY SUBSCRIPTION REDUCED TO $1,000 FOR LEGION IF EXECUTED PRIOR TO MARCH 31, 2022

Includes

- Automated tracking, processing, and reconciliation of investor purchases
- Full Analytics suite tracking conversion and other deal data
- DealMaker Engage portal with shareholder engagement tracking and management functionality
- Seats for up to 10 users (including legal, compliance, broker-dealer and transfer agent)*
- Support and periodic review with assigned Account Manager

*Additional Seats are available for a cost of $100 per month

Following completion of the Offering, the Monthly Subscription Fee will convert into a monthly shareholder communication portal fee for DealMaker Engage ("**DealMaker Engage Fee**") of $1,000.

Transaction Fees

Per Investor	
Signed & Submitted Purchase Order	$15
Recorded Payment	$15

Payment Processing	
Secure Bank-to-Bank Payments	2.0%
Credit Card Processing	4.5%
Express/Digital Wire Transfers	1.0%
Payment Refunds	$50
Failed Payment	$5
Reconciliation Report	$250

****NOTE: *Issuers may elect to charge a flat processing fee to all purchasers.*

Additional Services (optional)	
AML Searches	$2.50 per individual / $25 per corporation *(required for Reg A+ offerings)*
Accredited Investor 506c Verification	$50 per individual / $60 per corporation

*Customer's use of the AML searches are subject to terms set by First Mile Group, Inc. d/b/a/ Alloy, a Delaware corporation ("**Alloy**") and Customer, linked* here

Portal Customizations

Customer may request specific customizations or functionality to augment the standard deal portal. Typically, the process is as follows:

- Company will outline the work to be completed, expected lead time to complete, and a fair estimate of costs.
- Customer will review the plan and authorize the scope of work
- Customer acknowledges that additional deposit fees may be required before work begins
- In the event that the relationship between Customer and Company is terminated prior to the completion of customizations, Customer remains responsible for all costs authorized.